EXHIBIT 8

                         SUBSIDIARIES OF THE REGISTRANT

NexGen 2007, Inc.
Reedsburg Biofuels Inc
Port Clinton Biofuels Inc
Arkansas Biofuels Inc
Council Bluffs Biofuels Inc
Indiana Biofuels Inc